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                                                                     EXHIBIT 5.1

                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                          NEW YORK, N.Y. 10022 - 3852

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TEL (212) 715-9100  47, AVENUE HOCHE
FAX (212) 715-8000    75008 PARIS
                         FRANCE
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                               December 27, 2000


Autotote Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022


      Re: Autotote Corporation Registration Statement on Form S-4
       (Registration No. 333-51000)


Ladies and Gentlemen:


    We have acted as special New York counsel to Autotote Corporation, a Delaware corporation (the "Company"), Autotote Enterprises Inc., a Connecticut corporation ("Enterprises"), Marvin H. Sugarman Productions, Inc., a New York corporation ("Sugarman"), Autotote Keno Corporation, a Nebraska corporation ("Keno"), ACRA Acquisition Corp., a New Jersey corporation ("ACRA Acquisition"), Autotote Gaming, Inc., a Nevada corporation ("Gaming"), and Autotote
Systems, Inc. ("Systems"), Autotote International, Inc. ("International"), Autotote Management Corporation ("Management"), Autotote Lottery Corporation ("Lottery"), Autotote Dominicana, Inc. ("Dominicana"), Scientific Games Holdings Corp. ("SG Holdings"), Scientific Games Finance Corporation ("SG Finance"), Scientific Games (Greece), Inc. ("SG Greece"), Scientific Games
Acquisition, Inc. ("SG Acquisition"), SciGames France Inc. ("SG France"), Scientific Games Inc. ("SciGames") and Scientific Games Royalty Corporation ("SG Royalty"), each a Delaware corporation, in connection with the preparation and filing of the above-captioned Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer by the Company (the "Exchange Offer") to exchange $150,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2010, Series B (the "series B notes"), for a like amount of its outstanding 12 1/2% Senior Subordinated Notes due 2010, Series A (the "series A notes"). Enterprises, Sugarman, Keno, ACRA Acquisition, Gaming, Systems, International, Management, Lottery, Dominicana, SG Holdings, SG Finance, SG Greece, SG Acquisition, SG France, SciGames and SG Royalty are herein referred to collectively as the "Guarantors" and each individually a "Guarantor."



    The series B notes will be issued pursuant to an Indenture, dated
August 14, 2000, among the Company, the Guarantors, and The Bank of New York, as Trustee (the "Indenture"), including the guarantees (the "Guarantees") of the Guarantors.



    As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have
(a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and
(ii) statements and certificates of officers of the Company and the Guarantors.

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    We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. As to matters of Nevada law, we are relying on the opinion of Schreck Brignone Godfrey, counsel to the Company and Gaming, dated the date hereof.


    Based upon the foregoing, we are of the opinion that:


    1. The series B notes have been duly authorized by the Company and, when issued and delivered in exchange for the series A notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the provisions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto other than the Company), will constitute legal, valid and binding obligations of the Company.



    2. The Guarantees of each Guarantor (other than Enterprises, Keno and ACRA Acquisitions which are the subject of separate opinions dated the date hereof) have been duly authorized by such Guarantor and, when issued and delivered in connection with the exchange of the series B notes for the series A notes in the manner set forth in the Registration Statement and when the series B notes are executed by the Company and authenticated in accordance with the provisions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto other than the Company and such Guarantors), the Guarantees will constitute legal, valid and binding obligations of the respective Guarantors.


    The above opinion is subject to and limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or transfer or other laws and court decisions, now or hereafter in effect, relating to or affecting the rights of creditors generally.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                                          Very truly yours,
                                          /s/ KRAMER LEVIN NAFTALIS & FRANKEL
                                          LLP
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                                          Kramer Levin Naftalis & Frankel LLP